Exhibit 99.1

Viasat Announces Third Quarter Fiscal Year 2018 Results

—	Third quarter revenues totaled $381.8 million, driving year-to-date revenues to a record $1.2 billion

—	Quarterly contract awards increased 23% year-over-year, bringing total and Government Systems segment backlog to $1.1 billion and $702.2 million, respectively, representing record highs for each

—	Other quarterly highlights include year-over-year double-digit Government Systems segment operating profit and Adjusted EBITDA growth; continued momentum in Satellite Services segment with record residential broadband Average Revenue Per User (ARPU); and a rapidly scaling In-flight Connectivity (IFC) business

—	ViaSat-2 commercial service launch expected in February 2018; residential offering will include unlimited data plans with cable-like speeds

—	At the end of the third quarter of fiscal year 2018, Viasat had 589 commercial aircraft in service with its IFC system, and 912 additional aircraft under contract, representing a quarter-over-quarter increase of 92 airplanes to a total of 1,501 aircraft in service or under contract

—	Announced today, Viasat signed a direct in-flight internet service provider contract with United Airlines to bring Viasat’s latest generation in-flight entertainment and connectivity system to more than 70 aircraft

CARLSBAD, Calif., February 8, 2018 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced financial results for the fiscal third quarter ended December 31, 2017.

“Fiscal 2018 is a year of investment and positioning Viasat for growth on multiple fronts. We executed well on our primary objectives in the third quarter, including building on the momentum in the Government Systems segment; preparing for the launch of new residential service plans enabled by ViaSat-2; continuing to deploy and scale our next-generation IFC platform; and hitting important research and development (R&D) milestones associated with ViaSat-3,” said Mark Dankberg, Viasat chairman and CEO. “Our Government Systems segment continues to set records and create new opportunities despite budget headwinds. In our residential business, we’re enthused by the market testing to date for our ViaSat-2 residential services and we are gaining important insights on consumer demand and bandwidth economics that suggest potential for strong revenue and earnings growth opportunities. In our IFC business, we made important strides with Qantas entering production service, we began initial installations for both line-fit and retro-fit on American Airlines and we made progress in Europe. We also increased the number of commercial aircraft either in service or under contract by 92 during the third quarter. Finally, we continue to make progress on the first two ViaSat-3 satellites. We began transitioning certain payload modules into the flight hardware construction phase – resulting in a decrease in R&D expenses in the third quarter relative to the second quarter of this fiscal year. Overall, I’m really pleased with the execution and our team’s ability to achieve the milestones that position us for exciting growth in fiscal year 2019 and beyond.”

Financial Results

(In millions, except per share data)	Q3 FY18	Q3 FY17	Year- Over-Year Change	First 9 Months FY18	First 9 Months FY17	Year- Over-Year Change
Revenues	$381.8	$380.6	0.3%	$1,155.0	$1,142.9	1.1%
Net (loss) income[1]	$(24.6)	$4.2	*	$(47.4)	$17.1	*
Non-GAAP net (loss) income[1]	$(2.4)	$15.5	*	$5.3	$47.1	(88.7)%
Adjusted EBITDA	$56.2	$83.9	(33.0)%	$179.4	$257.3	(30.3)%
Diluted per share net (loss) income[1]	$(0.42)	$0.08	*	$(0.81)	$0.33	*
Non-GAAP diluted per share net (loss) income[1]	$(0.04)	$0.29	*	$0.09	$0.91	(90.1)%
Fully diluted weighted average shares[2]	58.6	54.0	8.6%	58.2	51.6	12.8%
New contract awards	$436.0	$353.7	23.2%	$1,262.6	$1,276.1	(1.1)%
Sales backlog[3]	$1,128.7	$1,061.9	6.3%	$1,128.7	$1,061.9	6.3%

* Percentage not meaningful.

Segment Results

(In millions)	Q3 FY18	Q3 FY17	Year- Over-Year Change	First 9 Months FY18	First 9 Months FY17	Year- Over-Year Change
Satellite Services
New contract awards	$149.3	$153.2	(2.5)%	$448.3	$444.2	0.9%
Revenues	$144.5	$160.1	(9.7)%	$444.3	$468.8	(5.2)%
Operating profit[4]	$1.7	$34.8	(95.2)%	$33.1	$98.3	(66.3)%
Adjusted EBITDA	$46.4	$76.6	(39.4)%	$163.9	$222.4	(26.3)%
Commercial Networks
New contract awards	$87.3	$48.3	80.8%	$184.4	$162.5	13.4%
Revenues	$55.5	$54.5	1.9%	$157.1	$185.5	(15.3)%
Operating loss[4]	$(53.5)	$(48.6)	(10.1)%	$(179.0)	$(128.0)	(39.9)%
Adjusted EBITDA	$(38.0)	$(32.6)	(16.4)%	$(133.0)	$(82.5)	(61.3)%
Government Systems
New contract awards	$199.4	$152.2	30.9%	$629.9	$669.4	(5.9)%
Revenues	$181.8	$166.0	9.5%	$553.6	$488.6	13.3%
Operating profit[4]	$29.7	$24.1	23.0%	$96.5	$71.1	35.7%
Adjusted EBITDA	$47.8	$39.9	19.7%	$148.5	$117.4	26.5%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]	As the three and nine months ended December 31, 2017 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.
[3]	Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include contracts with our broadband internet subscribers in our Satellite Services segment, nor does it include anticipated purchase orders and requests for the installation of IFC systems or future recurring internet services revenues under commercial IFC agreements recorded in our Commercial Networks and Satellite Services segments, respectively.
[4]	Before corporate and amortization of acquired intangible assets.

U.S. Tax Reform

The Tax Cuts and Jobs Act (the Tax Reform), enacted on December 22, 2017, among other matters, lowered the corporate federal income tax rate from 35% to 21%. As the Company has a March 31 fiscal year-end, the lower corporate federal income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 32% for fiscal year 2018, and 21% for subsequent years. Although, the lower corporate federal income tax rate will be positive for the Company in the long-term, in the current quarter, based on preliminary calculations, the Company revalued its net deferred tax assets and as a result recorded additional income tax expense of approximately $12.2 million for the three and nine months ended December 31, 2017. The impact of the Tax Reform on diluted per share net loss attributable to Viasat, Inc. common stockholders for the three and nine months ended December 31, 2017 was $0.21 per share. The impact of the Tax Reform on Non-GAAP diluted per share net (loss) income attributable to Viasat, Inc. common stockholders for the three and nine months ended December 31, 2017 was $0.06 per share.

Accompanying Announcement from Thursday, February 8, 2018

Today, Viasat announced a new contract with United Airlines (UAL) to bring Viasat’s latest generation in-flight entertainment and connectivity (IFEC) system to more than 70 aircraft, including at least 58 of United’s new Boeing 737MAX aircraft. Viasat will serve as the direct in-flight internet service provider to United, deploying its most advanced IFEC system, in order to provide United customers access to fast, reliable internet connections from the air—for accessing their favorite websites to connecting with key business applications such as a corporate VPN and secure email. Viasat’s IFEC system will also power United’s Personal Device Entertainment system, which offers customers access to hundreds of entertainment titles from its onboard library.

Satellite Services

In the third quarter of fiscal year 2018, Viasat’s Satellite Services segment revenues were lower compared to the same period last year primarily due to a moderate decrease in the overall number of residential subscribers, which at the close of the third quarter of fiscal year 2018 was approximately 577,000. This decrease was partially offset by continued growth in ARPU, and expansion of Viasat’s IFC services. In addition, the prior year included a revenue benefit of $6.8 million associated with payments under the Space Systems/Loral (SS/L) settlement. Segment operating profits and Adjusted EBITDA were lower compared to the prior year period primarily as a result of the revenue decrease as well as increased expenses related to the expected February 2018 commercial launch of broadband services on the ViaSat-2 satellite, and anticipated rapid growth for IFC services. Highlights for the quarter include:

•	ARPU in the residential business grew 8% year-over-year to a record high of $68.23, as the Company continued to see good response to its selective introduction of higher-value premium service plans ahead of the ViaSat-2 commercial service launch.

•	As of quarter end, approximately 43,000 subscribers were already on “ViaSat-2 like” unlimited plans on the ViaSat-1 satellite, indicating consumers’ interest for higher-value premium service plans that deliver higher speeds, more data and more video streaming.

•	At the close of the third quarter of fiscal year 2018, there were 589 commercial aircraft in service equipped with Viasat’s IFC system and Viasat expects to install its system on 912 additional aircraft under existing contracts, a sequential increase of 92 planes to a total of 1,501 aircraft either in service or under contract. The Company anticipates a significant increase in new installations of its IFC system to begin in the fourth quarter of fiscal year 2018.

•	Viasat expanded its relationship with JetBlue, signing a contract to upgrade JetBlue aircraft to the latest Viasat connectivity hardware. This will provide JetBlue direct access to the expanded coverage and capacity of the ViaSat-2 and ViaSat-3 satellite platforms and create new opportunities for innovative passenger information and entertainment options.

Fiscal year-to-date, Satellite Services segment revenues, operating profit and Adjusted EBITDA were lower compared to the same period last year. This decrease reflected the $20.0 million year-over-year impact to revenues and operating profit due to the completion of payments under the SS/L settlement agreement in the prior fiscal year, and launch of the ViaSat-2 satellite service for residential, aviation, enterprise and emerging markets.

Commercial Networks

In the third quarter of fiscal year 2018, Viasat’s Commercial Networks segment results continued to reflect R&D investments in the Company’s ultra-high capacity ViaSat-3 class satellite constellation, as well as upfront costs due to ramping demand for Viasat’s IFC terminal systems. As a result, segment operating loss was higher and Adjusted EBITDA was lower for the third quarter of fiscal year 2018 compared to the same period last year. Highlights for the quarter include:

•	New contract awards for the segment were higher by 81% compared to the same period last fiscal year, and by 13% on a fiscal year–to-date basis, primarily due to demand for IFC equipment and new contract wins for next-generation broadband capabilities, including phased array antenna solutions for residential and on-the-move applications. The book-to-bill ratio for the third quarter and year-to-date were 1.6:1 and 1.2:1, respectively.

•	Viasat expects to launch commercial broadband services on the ViaSat-2 satellite in February 2018.

•	Viasat and Boeing have proceeded with full construction, integration and testing of the first two ViaSat-3 class satellites. As a result, R&D for the quarter decreased sequentially from the second quarter of fiscal year 2018.

Fiscal year-to-date, Commercial Networks segment operating loss was higher and Adjusted EBITDA was lower compared to the same period last year, reflecting year-over-year impacts and investment trends similar to those seen in the third quarter of fiscal year 2018. Fiscal year-to-date segment revenues were down 15% compared to the same period last year, primarily as a result of lower fixed terminal sales for Australia’s nbn™ satellite broadband service, partially offset by an increase in delivery of next-generation IFC systems.

Government Systems

Viasat’s Government Systems segment revenues for the third quarter of fiscal year 2018 were $181.8 million, a 9% increase year-over-year. Continued demand for Viasat’s tactical data link products, secure networking products and government mobility services provides evidence of Viasat’s ability to bring commercial innovation into the defense sector. Operating profit increased by 23% to $29.7 million and Adjusted EBITDA increased 20% to $47.8 million for the quarter, compared to the prior year period. Operating profit and revenue growth were driven primarily by strong demand for Viasat’s Non-Developmental Item (NDI) products initiated under Company funded R&D programs in prior periods, alongside expanding demand for cybersecurity and information assurance products. Highlights for the quarter include:

•	Fiscal year-to-date segment contract awards equaled $629.9 million, reflecting a 1.1 to 1 book-to-bill ratio, and a record segment backlog of $702.2 million, driving total Company backlog to $1.1 billion.

•	Key awards:

•	Viasat was awarded a contract to upgrade the NATO UHF satellite communications control stations to comply with the Integrated Waveform baseline, giving NATO greater communications interoperability, scalability and flexibility across legacy and next-generation platforms.

•	Viasat received a five-year, sole-source Indefinite Delivery Indefinite Quantity (IDIQ) contract with an initial ceiling of $350 million for advanced equipment, systems, services and support to modernize ground/air situational awareness, tactical data links, terrestrial networking, intelligence, surveillance and reconnaissance, tactical satellite communications, information assurance, network management and cybersecurity for Special Operations Forces.

•	Key milestones achieved:

•	The first ever handheld Link 16 radio, the Viasat Battlefield Awareness and Targeting System—Dismounted (BATS-D) device, known to the United States Department of Defense as the AN/PRC-161, became National Security Agency (NSA) Type 1 certified.

•	The U.S. Air Force and Viasat completed production readiness review on the Mini Crypto program for the development of an embeddable cryptographic security/data module for military handheld devices and unmanned systems that communicates sensitive and classified data.

Fiscal year-to-date, Viasat’s Government Systems segment delivered record performance, with revenue growth of 13% year-over-year to $553.6 million amidst a competitive defense sector. Operating profit increased 36% year-over-year to a record of $96.5 million, generating record Adjusted EBITDA of $148.5 million, a 27% increase over the same period last year.

Conference Call

Viasat will host a conference call to discuss the third quarter of fiscal year 2018 results. Details follow:

DATE/TIME:	Thursday, February 8, 2018 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:	Available from 8:00 p.m. Eastern Time on Thursday, February 8 until 11:59 p.m. Eastern Time on Friday, February 9 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 8985728.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2018 and beyond; satellite construction and launch activities, including the completion of in-orbit testing and launch of commercial service on the ViaSat-2 satellite and the timing thereof; the residential service plans to be offered on the ViaSat-2 satellite and the expected customer demand; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms, the timing thereof and the benefits associated therewith; international expansion plans; the realization of IFC investments and the number of IFC systems expected to be installed under existing contracts with commercial airlines; the impacts of new contracts entered into with, and the roll-out, ramp-up and uptake of products and services by, and services to be offered by, our airline partners as well as our commercial networks and government systems customers; and future impacts of the Tax Reform. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the failure of the ViaSat-2 satellite to successfully complete in-orbit testing; our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our strategic partnership arrangement with Eutelsat; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of IFC systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Use of Non-GAAP Financial Information

To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2018 Viasat, Inc. All rights reserved. Viasat is a registered trademark of Viasat, Inc. The Viasat logo is a trademark of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues:
Product revenues	$175,957	$169,574	$523,858	$517,485
Service revenues	205,880	211,056	631,097	625,433

Total revenues	381,837	380,630	1,154,955	1,142,918

Operating expenses:
Cost of product revenues	126,437	124,579	382,932	382,084
Cost of service revenues	137,275	130,967	410,538	392,790
Selling, general and administrative	100,125	80,282	279,382	236,906
Independent research and development	40,149	34,436	131,482	89,790
Amortization of acquired intangible assets	3,177	2,775	9,757	7,565

(Loss) income from operations	(25,326)	7,591	(59,136)	33,783
Interest income (expense), net	512	(2,119)	529	(11,009)
Loss on extinguishment of debt	—	—	(10,217)	—

(Loss) income before income taxes	(24,814)	5,472	(68,824)	22,774
(Provision for) benefit from income taxes	(2,172)	(850)	18,472	(5,256)
Equity in income of unconsolidated affiliate, net	1,365	—	1,593	—

Net (loss) income	(25,621)	4,622	(48,759)	17,518
Less: net (loss) income attributable to noncontrolling interests, net of tax	(990)	379	(1,400)	401

Net (loss) income attributable to Viasat Inc.	$(24,631)	$4,243	$(47,359)	$17,117

Diluted net (loss) income per share attributable to Viasat Inc. common stockholders	$(0.42)	$0.08	$(0.81)	$0.33

Diluted common equivalent shares	58,638	54,015	58,237	51,647

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP net (loss) income attributable to Viasat Inc.	$(24,631)	$4,243	$(47,359)	$17,117
Amortization of acquired intangible assets	3,177	2,775	9,757	7,565
Stock-based compensation expense	17,642	14,505	49,132	39,923
Loss on extinguishment of debt	—	—	10,217	—
Acquisition related expenses	—	615	—	615
Income tax effect (1)	1,383	(6,636)	(16,426)	(18,106)

Non-GAAP net (loss) income attributable to Viasat Inc.	$(2,429)	$15,502	$5,321	$47,114

Non-GAAP diluted net (loss) income per share attributable to Viasat Inc. common stockholders	$(0.04)	$0.29	$0.09	$0.91

Diluted common equivalent shares	58,638	54,015	58,237	51,647

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended		Nine months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP net (loss) income attributable to Viasat Inc.	$(24,631)	$4,243	$(47,359)	$17,117
Provision for (benefit from) income taxes	2,172	850	(18,472)	5,256
Interest (income) expense, net	(512)	2,119	(529)	11,009
Depreciation and amortization	61,567	61,578	186,376	183,398
Stock-based compensation expense	17,642	14,505	49,132	39,923
Loss on extinguishment of debt	—	—	10,217	—
Acquisition related expenses	—	615	—	615

Adjusted EBITDA	$56,238	$83,910	$179,365	$257,318

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2017				Three months ended December 31, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$1,681	$(53,505)	$29,675	$(22,149)	$34,846	$(48,598)	$24,118	$10,366
Depreciation (2)	35,151	7,301	9,100	51,552	35,136	6,364	8,840	50,340
Stock-based compensation expense	4,394	6,660	6,588	17,642	3,117	5,788	5,600	14,505
Other amortization	3,093	1,549	2,196	6,838	3,330	3,632	1,501	8,463
Equity in income of unconsolidated affiliate, net	1,365	—	—	1,365	—	—	—	—
Acquisition related expenses	—	—	—	—	190	179	246	615
Noncontrolling interests	754	—	236	990	—	—	(379)	(379)

Adjusted EBITDA	$46,438	$(37,995)	$47,795	$56,238	$76,619	$(32,635)	$39,926	$83,910

	Nine months ended December 31, 2017				Nine months ended December 31, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$33,140	$(179,007)	$96,488	$(49,379)	$98,263	$(127,997)	$71,082	$41,348
Depreciation (2)	106,095	20,556	26,560	153,211	106,384	18,390	26,107	150,881
Stock-based compensation expense	11,842	18,740	18,550	49,132	8,348	16,053	15,522	39,923
Other amortization	9,639	6,710	7,059	23,408	9,238	10,912	4,802	24,952
Equity in income of unconsolidated affiliate, net	1,593	—	—	1,593	—	—	—	—
Acquisition related expenses	—	—	—	—	190	179	246	615
Noncontrolling interests	1,567	—	(167)	1,400	—	—	(401)	(401)

Adjusted EBITDA	$163,876	$(133,001)	$148,490	$179,365	$222,423	$(82,463)	$117,358	$257,318

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

Assets	As of December 31, 2017	As of March 31, 2017	Liabilities and Equity	As of December 31, 2017	As of March 31, 2017
Current assets:			Current liabilities:
Cash and cash equivalents	$161,821	$130,098	Accounts payable	$115,112	$100,270
Accounts receivable, net	228,037	263,721	Accrued liabilities	225,868	224,959
Inventories	182,059	163,201	Current portion of long-term debt	45,599	288

Prepaid expenses and other current assets	76,356	57,836	Total current liabilities	386,579	325,517

Total current assets	648,273	614,856	Senior notes	690,581	575,380
			Other long-term debt	285,557	273,103
			Other liabilities	117,838	42,722

			Total liabilities	1,480,555	1,216,722

Property, equipment and satellites, net	1,853,977	1,648,878
Other acquired intangible assets, net	33,862	41,677	Total Viasat Inc. stockholders' equity	1,833,161	1,734,618
Goodwill	120,682	119,876	Noncontrolling interest in subsidiaries	1,891	3,313

Other assets	658,813	529,366	Total equity	1,835,052	1,737,931

Total assets	$3,315,607	$2,954,653	Total liabilities and equity	$3,315,607	$2,954,653

# # #

Viasat, Inc. Contacts:

Chris Phillips, Public Relations, 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, 760-476-2633, IR@viasat.com